Name and Address of Reporting Person:	HM 4-P (1999) Coinvestors, L.P c/o HM Capital Partners 200 Crescent Court, Suite 1600 Dallas, Texas 75201
Issuer Name and Ticker or Trading Symbol:	Viasystems Group, Inc. (VIAS)
Date of Event Requiring Statement (Month/Day/Year):	12/31/2012

Date:	HM 4-P (1999) COINVESTORS, L.P.

January 10, 2013	By:	Hicks, Muse GP (1999) Partners IV, L.P., its general partner

	By:	Hicks, Muse (1999) Fund IV, LLC, its general partner

	By:	/s/ David W. Knickel
		Name:	David W. Knickel
		Title:	Vice President